Exhibit 10.5

EXECUTION VERSION

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT FOR A LIMITED PARTNERSHIP CALLED

PROKIDNEY LP

THE COMMON UNITS OF PROKIDNEY LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE PARTNERSHIP AND THE APPLICABLE PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE PARTNERSHIP AND THE APPLICABLE PARTNER. THEREFORE, PARTNERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of 11 July 2022 (the “Effective Date”) by and among those persons whose names are stated in the column headed ‘Names of Limited Partners’ in Part 1 of Schedule 1, and together with such other persons admitted, from time to time, as limited partners of the Partnership in accordance with the provisions of the Act and this Agreement, the “Limited Partners”), and ProKidney Corp. GP Limited (the “General Partner” ) and ProKidney GP Limited (solely for the purposes of approving the Post-Recapitalization Unit Issuance (if any) and retiring as a general partner of the Partnership).

RECITALS

WHEREAS, a limited partnership called ProKidney LP (the “Partnership”) was formed under the Act with registered number L.P. No. LP3324 pursuant to a limited partnership agreement effective as of 5 August 2021 (the “Original Agreement”).

WHEREAS, on 17 January 2022, the Original Agreement was amended and restated in its entirety on the terms of a certain First Amended and Restated Limited Partnership Agreement dated 17 January 2022 (the “Existing Partnership Agreement”).

WHEREAS, immediately following the effectiveness of this Agreement, in accordance with the Business Combination Agreement, dated as of 18 January 2022 (the “Business Combination Agreement”), by and among Social Capital Suvretta Holdings Corp. III (“PubCo”) and the Partnership, (i) the Partnership shall issue Common Units to certain of its Limited Partners as a Post-Recapitalization Unit Issuance, (ii) the Partnership shall issue Common Units to PubCo in exchange for a contribution by PubCo of a combination of Class B Common Shares, Acquiror Class B PMEL RSRs (as defined in the Business Combination Agreement) and cash, (iii) ProKidney GP Limited shall resign as the general partner of the Partnership and ProKidney Corp. GP Limited shall be admitted as the General Partner in substitution for ProKidney GP Limited, and (iv) the Partnership shall distribute such Class B Common Shares and Acquiror Class B PMEL RSRs to the Limited Partners (other than PubCo) (collectively, the “Business Combination”).

WHEREAS, in accordance with the Business Combination, each of the Units (as each is defined in the Existing Partnership Agreement) of a Partner outstanding prior to the effectiveness of this Agreement shall be replaced with the number of Common Units set forth opposite such Partner’s name on Schedule I hereto.

WHEREAS, the Partners have agreed to continue the Partnership and to amend and restate the Existing Partnership Agreement in its entirety on the terms of this Agreement with effect from the Effective Date, and PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Partnership as a Limited Partner and shall have the rights and obligations as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Existing Partnership Agreement is hereby amended and restated in its entirety on the terms of this Agreement (including to reflect the admission of PubCo as a new Limited Partner into the Partnership) (but without prejudice to any antecedent breach), such that, subject to the provisions of the Act, all matters between the Partners relating to the Partnership shall, with effect from the Effective Date, be governed by the terms of this Agreement, as follows:

SECTION 1

DEFINITIONS

1.1	Definitions As used herein, the following terms shall have the following meanings:

“5 Day VWAP” means arithmetic average of the VWAP for an equivalent amount of Class A Common Shares each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to a requested subscription or redemption date described in Section 7.4.10.

“Act” means the Limited Partnerships Act 1907 and, as applicable, the Partnership Act 1890, each as amended and in effect at such time.

“Acting in Concert” has the meaning set out in the Takeover Panel Act 1997 and as regards a takeover, two or more persons are deemed to be acting in concert if, under an agreement or understanding (either formal or informal) between them, they actively cooperate in the acquisition of securities in a company.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advance” means such part of the Capital Contribution of a Partner as is in the form of an interest-free loan which each Partner shall, subject to the terms of this Agreement, make to the Partnership from time to time, which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Part 2 of Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any governmental authority; (b) any consents or approvals of any governmental authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any governmental authority.

“Assumed Tax Rate” means the highest effective marginal combined statutory U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a taxable year prescribed for an individual or corporate resident in New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by the General Partner. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Partners.

“Available Cash” means, as of a particular date, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for Distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts that the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Business” has the meaning set forth in Section 2.8.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” means a day on which commercial banks are open for business in the city of New York, New York, United States of America and in Ireland and the Cayman Islands.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 7.2 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of the money and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed by a Partner to the Partnership (by way of Equity Contribution or Advance) for the issuance of Units. Any reference to the Capital Contribution of a Partner will include any Capital Contributions made by a predecessor holder of such Partner’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Partner. As of the Effective Time, each Partner shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Partner set forth next to such Partner’s name on Schedule I hereto.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross Fair Market Values on the date of contribution as determined by the General Partner, in its reasonable discretion, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units of the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the Distribution of more than a de minimis amount of Partnership assets to a Partner as consideration for an interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, (e) the acquisition of an interest in the Partnership upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement, (g) the conversion of any Restricted Common Units into Common Units upon the occurrence of a Vesting Event, if any, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (h) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) and (g) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner, in its reasonable discretion, to reflect the relative economic interests of the Partners; and provided, further, if any non-compensatory option or Restricted Common Unit is outstanding upon the occurrence of an event described in this sentence (other than, if applicable, the non-compensatory options being exercised or the Restricted Common Units being converted that give rise to the occurrence of such event), Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) (or, in the case of outstanding Restricted Common Units, in accordance with principles similar to those set forth in such Sections). The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such Distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the General Partner reasonably determines that an adjustment pursuant to clauses (a) through (g) of the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence. For clarity purposes, the applicable law for Mexican tax purposes shall be the Mexican income tax law.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a PubCo Offer and a Change of Control of PubCo shall be considered a PubCo Offer for purposes of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Class consists of the Common Units, which includes the Restricted Common Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of interests in the Partnership.

“Class A Common Shares” means the Class A Ordinary Shares of PubCo, par value $0.0001 per share.

“Class B Common Shares” means the Class B Ordinary Shares of PubCo, par value $0.0001 per share.

“Closing” means the closing of the Business Combination pursuant to the Business Combination Agreement.

“Closing Company Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the aggregate number of Common Units then owned by such Partner by the aggregate number of Common Units then owned by all Partners.

“Common Units” means the Units of interest in the Partnership designated as the “Common Units” herein and having the rights pertaining thereto as are set forth in this Agreement, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Competitively Sensitive Information” means, as it relates to any Partner, (i) information that contains details regarding the activities of the Partnership and its Affiliates which are competitive with the business of, or present a conflict of interest with, such Partner and/or its Affiliates, (ii) cost, pricing, vendor and supplier terms and information (including margin and profitability) regarding the products and services that the Partnership provides or may provide a Partner and/or its Affiliates pursuant to the Partnership’s commercial relationship with such Partner and/or its Affiliates or (iii) details, discussions or the existence of (or offers, proposals or inquiries for) any agreements with, business relationships with or work performed for, specific customers and other business partners who could be competitors of, or present a conflict of interest with, such Partner and/or its Affiliates, in each case as determined by the General Partner; provided that, this definition shall exclude any information filed with the U.S. Securities and Exchange Commission (the “Commission”) or otherwise made publicly available.

“Connected” means, in relation to any Person, any other person who is (i) connected for the purposes of Section 10 of the Taxes Consolidation Act 1997; (ii) who together with the first main person is Acting in Concert; and / or (iii) an Affiliate.

“Continuing Partners” means the Limited Partners of the Partnership as of immediately prior to the Closing (as defined in the Business Combination Agreement) of the Business Combination; provided, however, that any PMEL Post-Combination Unitholder, who is or which is admitted as a Limited Partner at Closing, shall also be treated as a Continuing Partner for the purposes of this definition.

“Continuing Partner Representative” means Pablo Legorreta or such other Person as may be appointed from time to time by the Requisite Continuing Partners.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Date” means, with respect to any Restricted Common Unit, the date on which a Vesting Event occurs for such Restricted Common Unit or such later date determined pursuant to Section 9.6.

“Covered Transaction” means any liquidation, dissolution or winding up of the Partnership (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Distribution” means the transfer of any money or other property to a Partner in respect of its Units or other Equity Interests in the Partnership.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever, other than encumbrances arising under applicable securities Laws.

“Equity Contribution” means such part of the Capital Contribution of a Partner as takes the form of amounts contributed to the capital of the Partnership from time to time by such Partner which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Equity Interests” means (a) capital stock, membership interests, shares, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974 of the United States of America, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement dated as of or about the date hereof by and among the Partnership, PubCo, the other Partners of the Partnership from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units and Class B Common Shares for Class A Common Shares of PubCo pursuant to, and in accordance with, the Exchange Agreement (including pursuant to a Direct Exchange (as defined in the Exchange Agreement)).

“Existing Partnership Agreement” has the meaning set forth in the recitals of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“Fiscal Year” means, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 14.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” has the meaning set forth in the Preamble.

“Income Amount” has the meaning set forth in Section 6.1.4(a).

“Indemnitee” means (a) each director and Officer of the General Partner, (b) any Person who is or was a Partnership Representative, (c) any Person that is required to be indemnified by PubCo as an “indemnitee” in accordance with the memorandum and articles of PubCo as in effect from time to time, (d) any Person or any additional or substitute Person who is or was serving, in each case of the following, at the request of the Partnership as an officer, director, employee, partner, agent, fiduciary or trustee of another Person; provided that, a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any other Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (f) any former officer or director of ProKidney GP Limited or the Partnership pursuant to Section 6.7 of the Business Combination Agreement and (g) any heir, executor or administrator with respect to Persons named in clauses (a) through (f).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” has the meaning set forth in the Preamble.

“Liquidator” has the meaning set forth in Section 11.4.1.

“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

“Lock-Up Agreement” means the Lock-Up Agreement dated as of or about the date hereof by and among PubCo, the Partnership, certain Partners of the Partnership and the other parties thereto, as amended from time to time.

“Lock-Up Period” has the meaning set forth in the Lock-Up Agreement.

“Mandatory Exchange” has the meaning set forth in Section 10.2.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 4.1, subject to any resolutions of the General Partner appointing such Person as an officer of the General Partner or relating to such appointment.

“Original Agreement” has the meaning set forth in the Recitals.

“Participating Unit” means, with respect to any Distribution (or other allocation of proceeds) pursuant to Section 6.1 or Section 6.2, any outstanding Unit, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Partner” means (a) the persons listed in Part 2 of Schedule 1 (including the General Partner); and (b) each Person who is hereafter admitted as a Partner in accordance with the terms of this Agreement and the Act.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Partnership together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state, local or non-U.S. tax Law.

“Partnership Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” means any Person acting as the “partnership representative” pursuant to Section 7.7.

“Partner’s Required Tax Distribution” has the meaning set forth in Section 6.1.4.

“Permitted Transferee” means any transferee in an Exempt Transfer.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“PMEL” means ProKidney Management Equity LLC.

“PMEL Award Agreement Recipients” means the directors, officers, consultants, developers, contractors and employees of the Partnership, its former general partner or any Subsidiary of the Partnership, or any other Person who received PMEL Interests pursuant to the PMEL Award Agreements.

“PMEL Award Agreements” means award agreements which were entered into between PMEL and the PMEL Award Agreement Recipients pursuant to which PMEL issued PMEL Interests to the PMEL Award Agreement Recipients, subject to certain terms, including as with respect to vesting and forfeiture, as contained therein.

“PMEL Interests” means the Class B Profits Units in PMEL granted to the PMEL Award Recipients pursuant to the PMEL Award Agreements.

“PMEL RCU Vesting Event” means, with respect to any PMEL RCUs, the date on which a portion of PMEL RCUs would vest under the terms of the corresponding PMEL Award Agreement. With respect to any PMEL RCUs, the “corresponding PMEL Award Agreement” shall mean the PMEL Award Agreement pursuant to which the applicable PMEL Award Recipient received PMEL Interests, which PMEL Interests, by virtue of the transactions contemplated by the Business Combination Agreement, became PMEL RCUs held by a PMEL Post-Combination Unitholder hereunder.

“PMEL RCUs” means those Restricted Common Units issued to a PMEL Post-Combination Unitholder pursuant to the transactions contemplated by the Business Combination Agreement in respect of PMEL Interests of a PMEL Award Agreement Recipient that had not vested on the Effective Date and which Restricted Common Units are restricted subject to vesting and will vest upon the occurrence of each PMEL RCU Vesting Event, with the rights and privileges as set forth in this Agreement.

“PMEL Post-Combination Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Post-Recapitalization Unit Issuance” has the meaning set forth in the Business Combination Agreement.

“Primary Indemnification” has the meaning set forth in Section 12.2.1.

“Proceeding” has the meaning set forth in Section 12.2.1.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 7.4 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 7.4 shall be determined by applying rules analogous to those set forth in the remainder of this definition of “Profits” and “Losses”); (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“PubCo” has the meaning set forth in the Recitals.

“PubCo Board” means the board of directors of PubCo.

“PubCo Offer” has the meaning set forth in Section 10.2.

“Qualified Transaction” shall mean a Change of Control.

“Requisite Continuing Partners” means, as of the time of determination, the Partners that hold a majority of the Units that are collectively held by the Continuing Partners (other than PMEL) immediately prior to the Closing (as defined in the Business Combination Agreement).

“Restricted Common Unit” means Units which are restricted and subject to vesting, and with the rights and privileges as set forth in this Agreement (including the Series 1 RCUs, the Series 2 RCUs, the Series 3 RCUs and the PMEL RCUs (which PMEL RCUs incorporate by reference the terms of the corresponding PMEL Award Agreements), and the General Partner shall maintain copies of the terms of such arrangements in its books and records.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 2 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 3 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 3 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 1 Vesting Event” means the occurrence or deemed occurrence of Triggering Event I (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Series 2 Vesting Event” means the occurrence or deemed occurrence of Triggering Event II (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Series 3 Vesting Event” means the occurrence or deemed occurrence of Triggering Event III (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Partner by virtue of its interest in the Partnership and thereby subject the Partnership and PubCo (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of shares, membership interests, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Tax Advances” has the meaning set forth in Section 7.6.

“Tax Distributions” has the meaning set forth in Section 6.1.4(b).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Partnership, PubCo and the other parties from time to time party thereto, as amended from time to time.

“Trading Day” has the meaning provided in the Exchange Agreement.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means a single unit of account for the purposes of (a) calculating the shares of the Partners in the profits of the Partnership, (b) calculating the voting rights of the Partners, and (c) ascertaining the respective rights, as between the Partners, in any other matters in which such term is used in this Agreement, and a Unit shall constitute an interest in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. As at the Effective Date, the term “Units” means the Common Units, which includes the Restricted Common Units. The term “Units” shall also include any other Class of Units that is established after the Effective Date in accordance with this Agreement. For the avoidance of doubt, only Partners may hold Units.

“Vesting Event” means (a) with respect to each Series 1 RCU, a Series 1 Vesting Event, (b) with respect to each Series 2 RCU, a Series 2 Vesting Event, (c) with respect to each Series 3 RCU, a Series 3 Vesting Event, and (d) with respect to each PMEL RCU, a PMEL RCU Vesting Event.

“VWAP” has the meaning provided in the Exchange Agreement.

1.2	In this Agreement and the Schedules, unless the context otherwise requires:

1.2.1	A reference to:

(a) any party includes its personal representatives, successors in title and permitted assigns;

(b) a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(c) writing or similar expressions includes, unless otherwise specified, transmission by facsimile and email;

(d) a “month” shall mean a calendar month; and

(e) any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

1.2.2	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(a) any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(b) any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

1.3

The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other”, “including”, “include” and “in particular” or any similar expression shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4

Notwithstanding anything to the contrary herein, the only amounts contributed as contributions of capital by the Partners, or any of them, for the purposes of the Act are their Equity Contributions and not the amount of any Advance.

SECTION 2

FORMATION, TERM, PURPOSE

2.1

Formation The Partnership has been formed as a limited partnership pursuant to the Act. This Agreement shall constitute the partnership agreement of the Partnership. The Partnership shall have no legal personality of its own. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2

Name The name of the Partnership is ProKidney LP or such other name as shall from time to time be substituted by the General Partner and registered by the General Partner in accordance with the Act. The business of the Partnership shall be carried on under the partnership name. All proprietary and other rights in the partnership name are vested exclusively in the Partnership.

2.3	Term The Partnership shall continue in existence for as long as there are at least two Partners, except that the Partnership may be dissolved pursuant to this Agreement.

2.4

Registered principal place of business The registered principal place of business of the Partnership is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland or such other place, in accordance with the Act, as may be decided by the General Partner from time to time. The General Partner shall make all necessary filings in connection with any such change to the registered principal place of business of the Partnership.

2.5

Liability The Partnership shall be a limited partnership within the meaning of the Act. If the Partnership is unable to pay its debts, liabilities or obligations, the liability of each Limited Partner to meet any shortfall will be limited to the amount of its Equity Contribution. The General Partner will be liable for all of the Partnership’s debts, liabilities and obligations which the Partnership is unable to pay in excess of the amounts for which the Limited Partners are liable.

2.6

Classification for Tax Purposes The Partners hereby acknowledge their intention that the Partnership be classified as a partnership (other than a “publicly traded partnership”) and not as an association taxable as a corporation for U.S. federal and state income tax purposes. Each Partner, by its execution or acceptance of this Agreement, covenants and agrees that, to the extent such Partner files any U.S. federal and state income tax or other U.S. tax return, such Partner will file such returns in a manner that is consistent with the Partnership’s tax classification as a partnership (other than a “publicly traded partnership”) for U.S. federal and state income tax purposes and will not take any action or make any election which is inconsistent with the classification of the Partnership, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Agreement, this Agreement does not intend to create obligations for any Partner for U.S. federal and state tax purposes unless such Partner is considered as a U.S. person or is otherwise subject to tax under U.S. federal or state tax Law. For Mexican tax purposes, the Partnership will be treated as a corporation.

2.7

Existence and Good Standing; Foreign Qualification The General Partner in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of Ireland (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable Laws and regulations. The General Partner in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates (including certificates of formation) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner in its sole discretion may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than Ireland.

2.8

Business Purpose The purpose of the Partnership is to engage in (i) the ownership and operation of a biopharmaceutical business to, among other things, develop therapies designed to enhance renal functioning in humans with chronically diseased kidneys (the “Business”) and (ii) any and all activities necessary or incidental thereto. The Partners shall carry on the Business in partnership in accordance with this Agreement and the requirements of the Act.

2.9

Title to Partnership Assets All property and assets of the Partnership, real and personal (including intellectual and other intangible property), shall belong to the Partners in proportion to their Common Percentage Interest.

2.10

Partners; Reclassification; Admission of New Partners Each of the Persons listed on Schedule I hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of this Agreement, are the Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in this Agreement and the Act. Subject to Section 10.6 and the last sentence of this Section 2.10 with respect to substitute Partners, a Person may be admitted from time to time as a new Partner with the written consent of the General Partner in its sole discretion. Each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 10.6.

2.11

Resignation No Partner shall have the right to resign as a partner of the Partnership other than following the Transfer, redemption or surrender of all Units owned by such Partner in accordance this Agreement.

2.12	Maximum number of partners The Partnership shall have no more than 20 partners.

2.13

Representations and Warranties Each Partner, on behalf of itself and its successors and assigns, hereby represents, warrants, and agrees for the benefit of the other Partners and the Partnership that as of such Partner’s admittance to the Partnership (or as of the date hereof for any Partner as of the date hereof) and as of each subsequent date that such Partner acquires any additional Units that:

2.13.1

Organization; Authority To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken. It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Partner in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

2.13.2

Non-Contravention Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Partner’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Partner is a party or by which it is bound or (z) applicable Law.

2.13.3

Due Inquiry It has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Partnership concerning an investment in the Partnership, as well as the finances, operations, business and prospects of the Partnership, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Partnership and the Units as it has requested.

2.13.4

Purpose of Investment It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

2.13.5

Transfer Restrictions It understands that the Units and the Class B Common Shares are each being Transferred in a transaction not involving a public offering within the meaning of the Securities Act, and the Units and Class B Common Shares will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement. It understands and agrees that each of the Units and Class B Common Shares received or retained by it as consideration under the Business Combination Agreement, including any Units or Class B Common Shares issued or delivered to it after the Closing pursuant to the Business Combination Agreement, may not be Transferred during the Lock-Up Period except in accordance with the terms hereof. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units or Class B Common Shares, such Units and/or Class B Common Shares may be offered, resold or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Partnership an opinion of counsel satisfactory to the Partnership, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units and/or Class B Common Shares. For the avoidance of doubt, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein), except as set forth in Section 10.

2.13.6

Investor Status It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Partnership in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Partnership, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

2.13.7

No Fraudulent Transfer The consummation of the transaction contemplated hereby will not render such Partner insolvent or constitute a fraudulent conveyance or fraudulent transfer under any Applicable Law, such Partner has not made any general assignment for the benefit of creditors and no proceeding seeking (a) relief for such Partner under any bankruptcy or insolvency law, (b) the rearrangement or readjustment of such Partner debt, (c) the appointment of a receiver, custodian, liquidator or trustee to take possession of substantially all of the assets of such Partner, or (d) the liquidation of such Partner, has been commenced, is planned by such Partner or has been threatened by any other Person.

2.14

Prior Partnership Agreement Each of the Partners agrees and acknowledges that this Agreement amends and restates the Existing Partnership Agreement, which shall cease to be in effect upon this Agreement coming into effect. This Agreement shall come into effect on the Effective Date immediately prior to the Closing. The Post-Recapitalization Unit Issuance (if any) shall be treated as taking place immediately prior to the Closing. PubCo shall be admitted as a Limited Partner upon the Closing (and, for the avoidance of doubt, shall not be a Limited Partner at any time prior to the Closing).

SECTION 3

INTERESTS IN PARTNERSHIP; PARTNERS; FORM OF CAPITAL CONTRIBUTIONS;

VOTING RIGHTS

3.1.1	Units The interests of Partners in the Partnership shall be represented by Units, in accordance with Section 9.

3.2

Partners The respective names, addresses for notice number of Common Units and Capital Contributions made by the Partners are as set forth in Part 2 of Schedule 1, which are fully vested at the time of issuance. Schedule 1 shall be amended from time to time by the General Partner to reflect any changes of address, the admission of any substitute or additional Partners, any changes to the Common Units of any Partner or any changes to the information set forth thereon.

3.3

Form of Capital Contributions Each Partner has made the Capital Contributions equal to the Equity Contribution and Advance set forth opposite each Partner’s name in Part 2 of Schedule 1 hereto under the heading, “Capital Contribution”. Partners may make Capital Contributions (a) in full by way of an Equity Contribution or (b) partly by way of an Equity Contribution and partly by way of an Advance provided that at least 0.01% of the Capital Contribution shall be an Equity Contribution (with up to 99.99% being an Advance). No Limited Partner shall, while it remains a Limited Partner, be entitled directly or indirectly to draw out or receive back all or part of its Equity Contribution or Advances other than with the written agreement of the General Partner and the written consent of PubCo. The Partners intend to treat any Advances or Equity Contributions of a Partner to the Partnership as a contribution of property to the Partnership in exchange for an interest in the Partnership pursuant to Section 721 of the Code for U.S. federal income tax (or any similar provisions of applicable state or local tax Law) purposes and an equity contribution to the Partnership for Mexican tax purposes.

3.4

No Additional Capital Contributions No Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner, which may be granted or withheld in its sole discretion.

SECTION 4

MANAGEMENT OF THE PARTNERSHIP

4.1

Authority of the General Partner Except as expressly set forth herein, the business, property and affairs of the Partnership shall be exclusively managed, operated and controlled by the General Partner, and the General Partner shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Partnership, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Partnership, subject only to the terms of this Agreement. The General Partner may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

4.2

No Authority for the Limited Partners No Limited Partner, in his, her or its capacity as such, shall have any authority or right to act for or bind the Partnership or to participate in or have any control over Partnership business.

4.3

Duties of the General Partner The General Partner shall exercise reasonable care and act in good faith in the best interests of the Partnership in the performance of its duties and exercise of its powers hereunder and shall have regard to and, as necessary, comply with such matters as a prudent general partner would have regard to and comply with (having regard to trends and developments in the sectors in which the Partnership is operating) in the proper discharge of its duties including, without limitation, compliance with legislation applicable to the performance of its duties and exercise of its powers as General Partner as provided for herein.

4.4

Authorisation of the General Partner Without limiting the generality of the foregoing, but subject to any situations in which the approval of the Limited Partners or PubCo is specifically required by this Agreement, (x) the General Partner shall have discretion in determining whether to issue Equity Interests of the Partnership, the number of Equity Interests of the Partnership to be issued at any particular time, the purchase price for any Equity Interests of the Partnership issued, and all other terms and conditions governing the issuance of Equity Interests of the Partnership; provided that notwithstanding anything to the contrary herein, no Equity Interests ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without the prior written consent of PubCo; and (y) the General Partner (with the prior written consent of PubCo) may enter into, approve, and consummate any Liquidity Event or other extraordinary or business combination or divestiture transaction, and execute and deliver on behalf of the Partnership or the Partners any agreement, document and instrument in connection therewith (including amendments, if any, to this Agreement or adoptions of new constituent documents) without the approval or consent of any other Partner. The General Partner shall operate the Partnership and its Subsidiaries in accordance in all material respects with an annual budget, business plan and financial forecasts for the Partnership and its Subsidiaries for each fiscal year. Without prejudice to the generality of the foregoing, the General Partner shall have full power and authority, on behalf of the Partnership and so as to bind the Partnership thereby, and the Limited Partners expressly authorise the General Partner:

4.4.1	to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

4.4.2	to deal with the entire legal and/or beneficial interest in all or any part of the Partnership Assets;

4.4.3

to carry out the objectives of the Business including, where necessary or desirable for the purpose of doing so, to identify, evaluate and negotiate opportunities for the acquisition, holding and realisation of assets or for the purchase, holding or sale of shares, ownership interests or other equity of bodies corporate or partnerships holding assets (directly or indirectly) or for the purchase or holding or acquisition of debt, to prepare and approve any agreements or other documents required to allow the Partnership to acquire such assets and to (or to agree to) purchase, sell, alone or together with others, assets or shares, ownership interests or other equity or capital in bodies corporate or partnerships holding assets and to either maximise the value of such assets and to enter into agreements or other documents on behalf of the Partnership accordingly (in each case whether personally or through an attorney or other agent);

4.4.4

to exercise all rights conferred upon the Partnership under the terms of any agreement or document entered into by the Partnership and generally to take any action the General Partner considers appropriate for the protection of Partnership Assets;

4.4.5	to commence, conduct, settle or defend litigation that pertains to the Partnership or to any of the Partnership Assets;

4.4.6

to maintain records and books of account of and in the name of the Partnership at the Partnership’s or its own principal place of business or at the principal place of business of the General Partner and to allow any Partner holding at least 5% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of PubCo (if any)) and its representatives access thereto at any reasonable time, subject to giving 3 (three) days written notice in advance, for the purpose of inspecting same. In any event, upon request by the Partners or within 10 (ten) days before any proposed change, the General Partner must notify the Partners of the place of maintenance of the books and records of the Partnership;

4.4.7	to make distributions to the Partners in accordance with the terms of this Agreement;

4.4.8

to engage independent agents, lawyers, accountants, custodians, paying and collecting agents and financial and other advisers and consultants as it may deem necessary or advisable in relation to the affairs of the Partnership to perform or assist in the performance of all or any of the activities set forth in this section 4.4;

4.4.9

to register and publish all such notices, statements or other instruments as may be required pursuant to the Act to be registered and published in relation to the establishment of the Partnership and in relation to any changes occurring in relation to the Partnership;

4.4.10	to open bank accounts in the name of the Partnership and to place funds not immediately required for the purposes of the Business;

4.4.11	to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

4.4.12	to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

4.4.13

to sign any written resolutions and to attend, speak and vote at any shareholder meetings of any company or companies in which the Partnership may hold shares or otherwise to act as attorney or proxy in respect of any stocks, shares or other investments now held or which may hereafter be acquired by the Partnership or in any company whether solely or jointly with any other person or persons;

4.4.14	to sign, seal and deliver all resolutions and agreements concerning any holding of shares or any interest in any company;

4.4.15

to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business;

4.4.16

to do all or any other acts as are required of the General Partner by this Agreement or as are necessary or desirable in the reasonable opinion of the General Partner in furtherance of the foregoing powers and consistent within the terms of this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, without the consent of any Partner being required, the General Partner is hereby authorized to execute, deliver and perform (x) the Tax Receivable Agreement; and (y) any amendment and any agreement, document or other instrument contemplated thereby or related thereto. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership and the Partners, but such authorization shall not be deemed a restriction on the power of the General Partner (or any Officer or director of the General Partner) to enter into other documents on behalf of the Partnership. Nothing set forth in this Agreement shall reduce or restrict the rights of any Person set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

The Partnership shall not enter into any contract, transaction or arrangement with any Partner or any Connected person of a Partner, without PubCo’s prior written consent (other than contracts and dealings solely among the Partnership and its Subsidiaries).

4.5

Maintaining the limited liability of the Limited Partners. The General Partner shall do all things and discharge all duties or requirements of or imposed on a general partner by the Act and in particular so as to ensure, so far as it is able, that the liability of each Limited Partner is and remains limited as provided in the Act. If, for any reason, a Limited Partner is adjudicated to have lost its limited liability status or privileges as a limited partner under the Act by reason of taking part in the management of the Partnership business or otherwise, the General Partner and each other Limited Partner agrees and undertakes not to bring any claim itself or to support any claim by any other person that such Limited Partner should be liable for the debts or obligations of the Partnership beyond the amount it would otherwise be liable for under section 4 of the Act if it had retained such limited liability status and privileges.

4.6	Salary or fees. No salary or fees will be paid to the General Partner for the performance of its duties under this Agreement.

4.7

Legal and Accounting Services The General Partner may obtain legal and accounting services on behalf of the Partnership to the extent reasonably necessary for the conduct of the Partnership’s business.

SECTION 5

LIMITED PARTNERS

5.1	Prohibition on management The Limited Partners shall not:

5.1.1	take any part in the management of the Partnership or its Business or affairs;

5.1.2	have any right or authority to act for the Partnership; or

5.1.3	take any part in or in any way interfere with the conduct or management of the Partnership.

5.2

Prohibition on acting on behalf of the Partnership The Limited Partners shall have no power or authority to act on behalf of the Partnership or to bind the Partnership in any way. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. No Limited Partner shall participate in or have any control over the management of the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement.

SECTION 6

DISTRIBUTIONS AND ALLOCATIONS

6.1	Distributions

6.1.1

Distributions Generally. The General Partner may, subject to (i) any restrictions contained in the financing agreements to which the Partnership or any its Subsidiaries is a party, (ii) having Available Cash, and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their Fair Market Value. The Partners’ Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its Fair Market Value by the Partnership prior to the distributions. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Partner if, and to the extent that, such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Act or other applicable Law.

6.1.2

Operating Distributions. The General Partner, in its sole discretion, may authorize Distributions (to the extent of Available Cash) by the Partnership to the Partners at any time and from time to time. All Distributions by the Partnership (other than those made in connection with a Liquidity Event pursuant to Section 6.2) shall be made or allocated to holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.1.3

Restricted Common Unit Distributions. No Restricted Common Unit shall be entitled to receive any Distributions pursuant to Section 6.1.2 or Section 6.2 unless and until a Vesting Event has occurred with respect to such Restricted Common Unit (and then only with respect to periods following such Vesting Event). Notwithstanding anything to the contrary herein, Restricted Common Units shall not be entitled to any “catch up” distributions in respect of periods prior to such Vesting Event.

6.1.4	Tax Distributions.

(a) Partner’s Required Tax Distribution With respect to each Partner, the Partnership shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Partner for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Partner pursuant to Section 6.1.2, Section 6.1.3 or Section 6.2, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Partner’s Required Tax Distribution”); provided, however, that the General Partner may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that if the amount of a Tax Distribution actually made with respect to a Tax Estimation Period is greater than or less than any such Partner’s Required Tax Distribution that would have been made under this Section 6.1.4(a) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Available Cash, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distribution for a Tax Estimation Period was greater than or less than the amount calculated based on actual taxable income for such Tax Estimation Period or because such Tax

Distribution would have rendered the Partnership insolvent), then, for subsequent Tax Estimation Periods, the General Partner shall, subject to the Liquidity Limitations, cause the Partnership to adjust the next Partner’s Required Tax Distribution downward (but not below zero) or upward (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to reflect such excess or shortfall; provided, further, with respect to PubCo and its wholly owned Subsidiaries, the Partner’s Required Tax Distribution for any Tax Estimation Period shall be an amount sufficient for PubCo and its wholly owned Subsidiaries to receive a Distribution pursuant to Section 6.1.1 and this Section 6.1.4 sufficient to enable PubCo and its wholly owned Subsidiaries to meet (i) their U.S. federal, state and local and non-U.S. tax obligations and (ii) their obligations under the Tax Receivable Agreement for such Tax Estimation Period (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Partner, the net taxable income (or, if applicable, gross taxable income, except to the extent offset by items of loss thereof) of the Partnership allocated or allocable to such Partner for such Tax Estimation Period (excluding any compensation paid to a Partner but taking into account any corrective allocations made pursuant to Section 7.4.10 or Section 7.4.12). For purposes of computing the Income Amount, the taxable income shall be determined by including (i) any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code, and (ii) adjustments to taxable income in respect of Section 704(c) of the Code (including “reverse Section 704(c) allocations”). For the avoidance of doubt, taxable income will include any amounts required to be included in taxable income by a Partner as a result of ownership by the Partnership of an entity classified as a: (i) “passive foreign investment company” within the meaning of Section 1297 of the Code (including by reason of a “qualifying electing fund” election or a mark-to-market election) or (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code in which a Partner (or any of its direct or indirect owners) could be a “United States shareholder” for U.S. federal income tax purposes.

(b) Timing of Tax Distributions At least five (5) days before the quarterly due date for payment of estimated tax payments by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Partnership shall distribute (to the extent of Available Cash and unless prohibited by applicable Law or by any restrictions applicable to tax distributions contained in the Partnership’s or its Subsidiaries’ then applicable bank financing agreements by which the Partnership or its Subsidiaries are bound) to the Partners pro rata in accordance with their Common Percentage Interest), an aggregate amount of cash sufficient to provide each such Partner with a Distribution at least equal to such Partner’s Required Tax Distribution (with amounts distributed pursuant to this Section 6.1.4, “Tax Distributions”). Notwithstanding anything to the contrary contained in this Agreement, (i) the General Partner shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Partners’ Required Tax Distributions (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to take into account increases or decreases in the number of Common Units held by each Partner during the relevant period (including as a result of conversion of any Restricted Common Units into Common Units in connection with the occurrence of a Vesting Event); provided that, no such adjustments shall be made that would have a material adverse effect on the Continuing Partners without the Continuing Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (ii) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Partners’ respective number of Common Units). Any Tax Distributions shall be treated in all respects as advances against future Distributions pursuant to Section 6.1.2 and Section 6.2 and shall be treated for all purposes of this Agreement as having been paid pursuant to Section 6.1.2 or Section 6.2, as applicable.

(c) No Tax Distributions for Covered Transactions Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, provided that any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 6.1.2 and Section 6.2.

6.2

Liquidation Distribution All Distributions by the Partnership, and all proceeds (whether received by the Partnership or directly by the Partners) in connection with dissolution of the Partnership shall be made or allocated among the holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.3

Limitations on Distribution Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Distribution to any Partner if such Distribution would violate the Act or other applicable Law.

6.4

Use of Distribution Funds by PubCo PubCo shall use Distributions received from the Partnership for payment of taxes, obligations under the Tax Receivable Agreement, liabilities or expenses, to loan funds to the Partnership in accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes as determined in the sole discretion of the PubCo; provided that, PubCo may not use such Distributions to acquire any Units, except as otherwise provided in Section 9.5.

6.5

Distributions to the General Partner Notwithstanding any other provision of this Agreement, the General Partner shall be allocated an amount equal to a 0.000001% share of profits and losses of the Partnership, up to a maximum allocated profit or loss of $10 per year, and the aggregate of its reasonable vouched expenses. The Available Cash available for distribution to the Limited Partners shall be determined after reserving an amount of Available Cash equal to any profits so allocated to the General Partner (after taking into account any allocated losses), which may be distributed by the Partnership to the General Partner any time after 180 days following the end of each Fiscal Year. Other than as specified in this Section 6.5 the General Partner shall have no entitlement to participate in any Distribution.

SECTION 7

CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

7.1

Capital Contributions Made Prior to the Effective Date The Continuing Partners have made, prior to the date hereof, Capital Contributions and, in exchange, the Continuing Partners have been allocated the number of Common Units as specified in Schedule 1 hereto.

7.2	Capital Accounts.

7.2.1

Partner Capital Accounts A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 7.2.1. The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the property of any Subsidiary of the Partnership that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Partner shall be credited with such

Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 7.3 and any items of income or gain which are specially allocated pursuant to Section 7.4; and shall be debited with all Losses allocated to such Partner pursuant to Section 7.3, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 7.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. The General Partner shall also (i) make any adjustments that are necessary or appropriate in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications for unanticipated events that might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with any other provisions of this Agreement and would have a disproportionate (compared to PubCo) and material adverse effect on any Partner, such adjustment shall require the consent of such Partner. For Mexican tax purposes, the applicable rules shall be article 4-A, and related provisions of the Mexican income tax law.

7.2.2

Loans to the Partnership If a Partner advances or lends any funds to the Partnership (other than, for the avoidance of doubt, any Advance made as part of a Capital Contribution), the amount of any such loan shall not increase the Partner’s Capital Account or affect in any way his, her or its share, as a Partner, in the profits, losses or distributions of the Partnership, but shall be a debt due from the Partnership.

7.3

Allocations of Profits and Losses Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the special allocations set forth in Section 7.4 is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made pursuant to Section 6.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Partners, minus (ii) such Partner’s share of Partnership Minimum Gain and Partnership Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.4	Special Allocations Notwithstanding any other provisions in this Section 7:

7.4.1

Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(d)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.4.1 is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(f) shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

7.4.2

Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.4.2 is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

7.4.3

Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that, an allocation pursuant to this Section 7.4.3 shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.4.3 were not in this Agreement. This Section 7.4.3 is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

7.4.4

Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 7.4.4 shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if Section 7.4.3 and this Section 7.4.4 were not in this Agreement.

7.4.5	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners holding Common Units in accordance with their respective Common Percentage Interest.

7.4.6

Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

7.4.7

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.4.8

Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 hereof shall be taken into account in computing subsequent allocations pursuant to Section 7.3 and this Section 7.4.8, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 had not occurred.

7.4.9

Allocations Relating to Taxable Issuance of Partnership Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized. The forfeiture allocations described in Proposed Regulations Section 1.704-1(b)(4)(xii)(C) (2005), and the allocations to which they relate, shall be treated as Issuance Items.

7.4.10

Restricted Common Units. Notwithstanding anything to the contrary contained in this Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Restricted Common Units in determining Capital Accounts unless and until such Restricted Common Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Carrying Value is adjusted pursuant to clause (g) of the definition of Carrying Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the General Partner, be allocated among the Partners (including the Partners who held the Restricted Common Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including such Restricted Common Units that have been converted into Common Units) is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s). In connection with and following the occurrence of each Vesting Event, Tolerantia, LLC may require that the Partnership either (A) allow it or its Affiliate to subscribe for and purchase $10,000 worth of Common Units from the Partnership (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using the 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (a) of the definition of Carrying Value); or (B) redeem Tolerantia, LLC of $10,000 worth of its Common Units (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (b) of the definition of Carrying Value).

7.4.11	Forfeiture Allocation. In the event that the Units of any Partner are forfeited, then for the fiscal year of such forfeiture or other period (as determined by the General Partner):

(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Partner whose Units have been forfeited so as to cause such Partner’s Capital Account to equal such Partner’s Distribution entitlements under Section 6.1 after giving effect to the adjustment in the Partner’s Common Percentage Interest resulting from the applicable forfeiture; and

(ii) the General Partner may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in Section 7.4.11(i).

7.4.12

Non-compensatory Options. If, as a result of an exercise of a non-compensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

7.5

Tax Allocations For U.S. federal income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that, in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations; provided that, except as otherwise provided in this Section 7.5, the prior written consent of the Requisite Continuing Partners shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulation Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that with respect to the reverse Section 704(c) allocations resulting from the adjustment that occurred immediately prior to the investment by PubCo in connection with the Existing Partnership Agreement and the subsequent purchase of interests in the Partnership by PubCo pursuant to the Business Combination Agreement, the Partnership shall adopt the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d) (unless otherwise consented to by PubCo), for making such allocations. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its reasonable discretion, subject to, for so long as the Continuing Partners collectively own at least 10% of the Units, the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Requisite Continuing Partners, to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.6

Tax Advances If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including U.S. federal, state, or local or non-U.S. withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Partnership Audit Provisions, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Partner or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the Distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or Distributions or other payments to such Partner. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be allocated among the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 7.7), in each case as reasonably determined by the General Partner. For the avoidance of doubt, any taxes, penalties, and interest payable under the Partnership Audit Provisions by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the General Partner shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the General Partner.

7.7	Partnership Representative

(a) General Partner as Partnership Representative The General Partner is hereby designated as the “partnership representative” as that term is defined in Partnership Audit Provisions for taxable years of the Partnership beginning with the taxable year including the Effective Date. In addition, the General Partner is hereby authorized to designate or remove any other Person as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership Representative shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable regulations or analogous provisions of state or local Law. Each Partner hereby expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Authority of Partnership Representative Subject to this Section 7.7, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Partnership Audit Provisions, including making any elections under the Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Notice of Audits Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Continuing Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners (a “Specified Audit”). The Partnership Representative shall (i) keep the Continuing Partner Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Continuing Partner Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Partner’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Continuing Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Continuing Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Continuing Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Requisite Continuing Partners (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state, local or non-U.S. Law) or (ii) taking any material action under the Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners, in the case of clauses (i) and (ii); provided that, no consent from the Requisite Continuing Partners is required in order to make an election under Section 6226(a) of the Code with respect to taxable periods that began on or before the Effective Time.

(d) Expenses of Partnership Representative All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Partnership (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in clauses (i) and (ii) of the final sentence of this Section 7.7(d)), and the Partnership shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Partnership, any Partner or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 7.7 absent (i) willful breach of any provision of this Section 7.7 or (ii) bad faith, fraud, gross negligence or wilful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

(e) Adherence to Business Combination Agreement The Partnership, the Partnership Representative, and the Partners expressly agree to be bound by the terms of Section 7.6 of the Business Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.6 of the Business Combination Agreement and this Agreement, Section 7.6 of the Business Combination Agreement shall control.

7.8

Other Allocation Provisions Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 14.12 or otherwise in accordance with this Agreement, Sections 7.2, 7.3 and 7.4 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

7.9

Survival Sections 7.6 and 7.7 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

7.10

Mexican Income Tax Law With respect to Sections 7.4.1 to 7.4.6 (inclusive), 7.4.9, 7.4.11 and 7.5, for Mexican tax purposes, Mexican income tax law shall apply to any Partner that is resident in Mexico for tax purposes.

7.11

Business Combination Agreement Holder Representative Matters Section 7.6(f) of the Business Combination Agreement is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the Business Combination Agreement) in the circumstances, and at the times and in the amounts, set forth in such section of the Business Combination Agreement.

SECTION 8

BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

8.1	Books, Records and Reports; Information Rights.

8.1.1

Maintenance of books and records At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Partners. The books and records of the Partnership may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction. The books and records of the Partnership maintained by the General Partner and shall be available for examination by any Partner, or its duly-authorized representatives, during regular business hours, upon ten (10) Business Days’ written notice to the General Partner, for any purpose reasonably related to the Partner’s ownership interest in the Partnership.

8.1.2

Limited Partner Right to Agreement Each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Partner’s own expense, a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed.

8.2

Tax returns and tax information The General Partner shall cause to be prepared and filed all necessary U.S. federal, state, local and non-U.S. tax returns for the Partnership, including making any tax elections. At the Partnership’s expense, the General Partner, within 120 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Partner that was a Partner during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for U.S. federal, state and local income tax reporting purposes. The Partnership shall use commercially reasonable efforts to provide to each Person that was a Partner during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by March 1st of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year (it being understood such estimated information is subject to change based on the final Schedule K-1 made available by the Partnership). The Partnership also shall provide the Partner with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns; provided that, any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

8.3

Tax Elections. The General Partner shall make the following elections on the appropriate tax returns and shall not rescind them without the prior written consent of the Requisite Continuing Partners (provided that, the election described in clause (ii) below cannot be rescinded without the prior written consent of all the Partners):

(i)	to adopt an appropriate U.S. federal income tax method of accounting and to keep the Partnership’s books and records on such income-tax method;

(ii)

to have in effect (and to cause each direct or indirect Subsidiary that is treated as a partnership for U.S. federal income tax purposes and over 50% owned and controlled by the Partnership to have in effect, to the extent eligible to do so) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Partnership properties, for the taxable year of the Partnership that includes the Effective Date and each subsequent taxable year in which an Exchange Transaction occurs; and

(iii)

any other available election that the General Partner deems appropriate; provided that, for so long as the Continuing Partners collectively own at least 10% of the Units, the General Partner shall consult in good faith with the Continuing Partner Representative with respect to any material tax election with respect to the Partnership that could reasonably be expected to have a disproportionate (as compared to PubCo) and material adverse effect on the Continuing Partners, and not make such election without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.4	Confidentiality

8.4.1

Confidential Information Each of the Partners (other than PubCo) agrees to hold the Partner’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes all non-public information concerning the Partnership or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business. With respect to each Partner, Confidential Information does not include information or material that: (i) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (ii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Partnership or of PubCo, or any other officer designated by the General Partner and PubCo; (iii) is disclosed to such Partner or their representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership, PubCo or any of their respective Subsidiaries with respect to such information; or (iv) is or becomes independently developed by such Partner or their respective representatives without use of or reference to the Confidential Information.

8.4.2

Limited Right to Disclose Confidential Information Solely to the extent it is reasonably necessary or appropriate to fulfil its obligations or to exercise its rights under this Agreement, each of the Partners may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Partner is required to keep the Confidential Information confidential; provided that, such Partner shall remain liable with respect to any breach of this Section 8.4 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 8.4).

8.4.3	Further Right to Disclose Confidential Information Notwithstanding anything herein to the contrary, each of the Partners may disclose Confidential Information:

(a) to the extent that such Partner is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information,

(b) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Partnership and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or

(c) to any bona fide prospective purchaser of the equity or assets of a Partner, or the Common Units held by such Partner (provided, in each case, that such Partner determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Partner (provided that, (i) such Persons will be informed by such Partner of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Partner will be liable for any breaches of this Section 8.4 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 8.4)).

8.4.4

PubCo’s Use of Confidential Information Notwithstanding any of the foregoing, nothing in this Section 8.4 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

SECTION 9

UNITS

9.1	Units

9.1.1

Units in the Partnership Interests in the Partnership shall be represented by Units. At the execution of this Agreement, the Units are comprised of only Common Units, which includes the Restricted Common Units, comprised of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs.

(a) Restricted Common Units In connection with the transactions contemplated by the Business Combination Agreement, (a) each Partner that is an Earnout Participant (as defined in the Business Combination Agreement) shall be issued Series 1 RCUs, Series 2 RCUs and Series 3 RCUs, and (b) certain PMEL Post-Combination Unitholders shall be issued the PMEL RCUs. All such Restricted Common Units shall be outstanding as of the Effective Time. Immediately following the Effective Time, no fractional Restricted Common Unit will remain outstanding and any fractional Restricted Common Unit held by a Partner shall be rounded down to the nearest whole number. For the avoidance of doubt, the terms contained in a PMEL Award Agreement, including with respect to vesting and forfeiture, shall be read for all relevant purposes hereunder as if they were grants of the corresponding number of PMEL RCUs into which the PMEL Interests were substituted by virtue of the Business Combination Agreement and the General Partner shall have the authority to reasonably interpret the provisions of any PMEL Award Agreements in accordance with the foregoing principle for all purposes of this Agreement.

(b) Allocation of Restricted Common Units Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Partner holds the number of Common Units and the number of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs set forth opposite such Partner’s name on Schedule I attached hereto.

9.1.2

Further Issuances Subject to Section 9.5, the General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner, including:

(a) the right of such Units to share in Profits and Losses or items thereof;

(b) the right of such Units to share in Partnership Distributions;

(c) the rights of such Units upon dissolution and winding up of the Partnership;

(d) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions);

(e) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

(f) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred;

(g) the method for determining the Common Percentage Interest as to such Units;

(h) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than Fair Market Value); and

(i) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units;

provided that notwithstanding anything to the contrary in this Agreement, no Partnership securities ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without PubCo’s prior written consent.

Notwithstanding any other provision of this Agreement (except as set forth in the immediately preceding proviso), the General Partner in its sole discretion, without the approval of any other Partner, is authorized to:

(a) issue Units or other Partnership securities of any newly established class or any existing class to Partners or other Persons who may acquire an interest in the Partnership, including Equity Interests which constitute a “profits interest” to Persons within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43 and which will be issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of such Equity Interests, and that neither the Partnership nor any Partner is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Equity Interest;

(b) amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Partnership securities of such class, and the admission of any Person as a Partner which has received Units or other Partnership securities; and

(c) effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Partnership by PubCo that are not accompanied by the issuance by the Partnership to PubCo of additional Units and to update the books and records of the Partnership accordingly.

9.1.3

References to Units Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.

9.1.4

Limitation on Issuances Notwithstanding anything to the contrary in this Agreement, the General Partner shall not cause or permit the Partnership to issue, or authorize the issuance of, any Units unless PubCo has a sufficient number of Class A Common Shares authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Shares pursuant to an Exchange Transaction.

9.1.5

Restriction on Number of “Partners” for Treasury Regulations Purposes In addition to the restriction set out in Section 2.12, notwithstanding anything to the contrary in this Agreement, the Partnership shall not, and the General Partner shall not cause the Partnership to, issue any Units if such issuance would result in the Partnership having more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes) or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership; provided that, for such purposes, the Partnership and the General Partner shall be entitled to assume that each person who is a Partner immediately before the Effective Time is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), unless otherwise required by applicable Law.

9.2

Register The books and records of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

9.3

Registered Partners The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

9.4

Forfeiture of Common Units. Each PMEL Post-Combination Unitholder hereby agrees that any Common Units (for the avoidance of doubt, including any Common Units which were formerly PMEL RCUs and were converted into Common Units pursuant to this Agreement) which, by virtue of the transactions contemplated by the Business Combination Agreement, were received in substitution for PMEL Interests held by a PMEL Award Recipient, shall be subject to the same forfeiture provisions as contained in any corresponding PMEL Award Agreement. The General Partner shall have the authority pursuant to Section 9.4 of this Agreement to cancel and extinguish for no consideration, automatically and without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient), any Common

Units (and PubCo shall cancel and extinguish for no consideration the Acquiror Class B PMEL RSRs or the Class B Common Shares, as the case may be, held by such PMEL Post-Combination Unitholder (or PMEL Award Recipient), on a one-for-one basis, without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient)) to the same extent the corresponding PMEL Interests would have been subject to forfeiture under the corresponding PMEL Award Agreement.

9.5	Issuances, Repurchases and Redemptions, Recapitalizations

9.5.1	Issuances by PubCo.

(a) Subject to Section 9.5.1(b) and the Exchange Agreement, if, at any time after the Closing Date, PubCo sells or issues Class A Common Shares or any other Equity Interests of PubCo (other than Class B Common Shares):

(i)

the Partnership shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues Class A Common Shares), or an equal number of such other Equity Interests of the Partnership corresponding to the Equity Interests issued by PubCo (if PubCo issues Equity Interests other than Class A Common Shares), and with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo so issued; and

(ii)	PubCo shall concurrently contribute to the Partnership the net proceeds or other property received by PubCo, if any, for such Class A Common Share or other Equity Interest.

(b) Notwithstanding anything to the contrary contained in Section 9.5.1(a) or Section 9.5.1(c), this Section 9.5.1 shall not apply to:

(i)

the issuance and distribution to holders of Class A Common Shares or other Equity Interests of PubCo of rights to purchase Equity Interests of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Shares pursuant to the Exchange Agreement, such Class A Common Shares will be issued together with a corresponding right under such plan); or

(ii)

the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of PubCo, but Section 9.5.1 shall, in each of the foregoing cases, apply to the issuance of Equity Interests of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or other rights to acquire Equity Interests of PubCo.

(c) Exercise or Conversion of PubCo Equity Interests In the event any outstanding Equity Interest of PubCo is exercised or otherwise converted and, as a result, any Class A Common Shares or other Equity Interests of PubCo are issued (including as a result of the exercise of warrants of PubCo):

(i)	the corresponding Equity Interests issued by the Partnership, if any, shall be similarly exercised or otherwise converted, if applicable;

(ii)	an equivalent number of Common Units or equivalent Equity Interests of the Partnership shall be issued to PubCo as required by the first sentence of Section 9.5.1; and

(iii)	PubCo shall concurrently contribute to the Partnership the net proceeds received by PubCo from any such exercise or conversion.

(d) Issuance of Debt If at any time PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) issues any securities in respect of or otherwise incurs indebtedness for borrowed money (“Debt”), PubCo or such Subsidiary shall Transfer to the Partnership the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt in a manner that burdens the Partnership with the repayment of such Debt (including for example through a “back-to-back” loan from the PubCo or such Subsidiary to the Partnership).

9.5.2

Issuance of New Common Units to PubCo Except pursuant to the Exchange Agreement, (a) the Partnership may not issue any additional Common Units to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers an equal number of newly-issued Class A Common Shares (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Partnership, and (b) the Partnership may not issue any other Equity Interests of the Partnership to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers, to another Person, an equal number of newly-issued shares of Equity Interests of PubCo or such Subsidiary with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Partnership and contributes the net proceeds therefrom to the Partnership.

9.5.3	Repurchases and Redemptions

(a) Repurchases and Redemptions by PubCo Neither PubCo nor any of its Subsidiaries (other than the Partnership and its Subsidiaries) may redeem, repurchase or otherwise acquire:

(i)

Class A Common Shares pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or

(ii)

any other Equity Interests of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Partnership with the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary for the same price per security, if any.

(b) Repurchases and Redemptions by the Partnership Subject to Section 9.6, the Partnership may not redeem, repurchase or otherwise acquire:

(i)

any Common Units from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of Class A Common Shares for the same price per security from holders thereof; or

(ii)

any other Equity Interests of the Partnership from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Interests of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary.

(c) Cashless Redemptions Notwithstanding the foregoing Section 9.5.1 and Section 9.5.2, to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of Class A Common Shares or other equity securities of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) consists (in whole or in part) of Class A Common Shares or such other Equity Interests (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)), other than under PubCo’s employee benefit plans for which there are no corresponding Common Units or other Equity Interests of the Partnership, the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Interests of the Partnership shall be effectuated in a substantially similar manner.

9.5.4	Equity Subdivisions and Combinations

(a) Limitation on the Partnership The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Partnership unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Partnership and PubCo.

(b) Limitation on PubCo PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interests of the Partnership, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Partnership and PubCo.

(c) Maintenance of one-to-one ratio of Common Units to PubCo’s Class A Common Shares For the avoidance of doubt, but subject to Section 9.1, Section 9.2, Section 9.5 and Section 9.6, the Partnership and the General Partner shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or the Restricted Common Units as the General Partner determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding Class A Common Shares; and (ii) the number of outstanding Class B Common Shares held, directly or indirectly, by any Partner and the number of Common Units (other than Restricted Common Units) held (directly or indirectly) by such Partner, disregarding for purposes of maintaining the one-to-one ratios in clause (i):

(i)	options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for Class A Common Shares,

(ii)	treasury stock, or

(iii)

preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Shares (but in each case prior to such conversion, exercise or exchange).

9.5.5

Redemptions pursuant to the Exchange Agreement If the Partnership is obliged, pursuant to Section 2.2 of the Exchange Agreement, to cancel a number of Common Units surrendered to it by a Limited Partner (a “Surrendering Partner”), those surrendered Common Units shall be treated as redeemed by the Partnership and shall be cancelled immediately upon redemption. The recorded balance of the Equity Contribution and (if any) the Advance of such Limited Partner shall each be reduced, on that surrender and redemption, by a proportionate amount (equal to the proportion which the number of surrendered Common Units bears to the total number of Common Units held by that Limited Partner immediately prior to that surrender (such proportion the “Exchanged Proportion”)), and the recorded balance of the Equity Contribution and Advance of PubCo shall each be correspondingly and automatically increased by the same respective amounts. The Partnership shall issue a number of Common Units to PubCo, as required by Section 2.2 of the Exchange Agreement, equal to the number of Common Units surrendered by the Surrendering Partner and redeemed by the Partnership and on the issuance of such Common Units a proportion of the Surrendering Partner’s right to the repayment of its Advance equal to the Exchanged Proportion shall hereby be assigned to PubCo.

9.6	Restricted Common Units.

9.6.1

Restricted Common Units and Vesting Each Restricted Common Unit will be held in accordance with this Agreement unless and until a Vesting Event occurs with respect to such Restricted Common Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Restricted Common Unit with respect to which a Vesting Event has occurred shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Partnership, the General Partner and PubCo) into a Common Unit, with all rights and privileges of a Common Unit under this Agreement from and after the Conversion Date, subject in all respects to Section 9.4. Notwithstanding anything to the contrary contained in this Agreement or the Exchange Agreement, no Partner shall be permitted to effect an Exchange Transaction with respect to any Restricted Common Units, and in no event shall the Partnership or PubCo effect an Exchange Transaction with respect to any Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms hereof. For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event that a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, the Partnership and PubCo may effect an Exchange of such then converted Common Unit in accordance with this Agreement and the Exchange Agreement.

9.6.2

HSR Act & Conversion Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America, and the rules and regulations promulgated thereunder (“HSR Act”), for the immediate conversion of any Restricted Common Unit into a Common Unit, then the Conversion Date with respect to each such Restricted Common Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holder of any such Restricted Common Unit. Each of the Partners and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Partnership.

9.6.3

Issuance on Conversion On the applicable Conversion Date for each Restricted Common Unit that is not a PMEL RCU, PubCo shall issue to each Continuing Partner that holds a Acquiror Class B Earnout RSR (as defined in the Business Combination Agreement) that vests on such Conversion Date, one Class B Common Share. On the applicable Conversion Date for each Restricted Common Unit that is a PMEL RCU, PubCo shall issue to each PMEL Post-Combination Unitholder that holds an Acquiror Class B PMEL RSR that vests on such Conversion Date, one Class B Common Share. PubCo hereby agrees to reserve for issuance at all times an adequate number of Class B Common Shares to permit the issuance of all Class B Common Shares assuming (x) all of the Acquiror Class B Earnout RSRs were to vest under the terms of the Business Combination Agreement and (y) all of the PMEL Post-Combination Unitholders’ Acquiror Class B PMEL RSRs were to vest under their applicable terms.

9.6.4	Cancellation of Restricted Common Units

9.6.5

To the extent that, in the case of the Restricted Common Units that are not PMEL RCUs, by the Earnout Expiration Date (as defined in the Business Combination Agreement), a Vesting Event has not occurred with respect to a Restricted Common Unit, and such Restricted Common Unit has not vested and converted into a Common Unit, then as of the Earnout Expiration Date, immediately and without any further action under this Agreement, on such date, any such Restricted Common Units outstanding under this Agreement shall be cancelled and extinguished for no consideration. To the extent that a PMEL RCU is forfeited pursuant to the terms of the applicable PMEL Agreement (with the terms of such agreement as applied to the PMEL RCUs in accordance with the final sentence of Section 9.4), immediately and without any further action under this Agreement, on the date of forfeiture, such PMEL RCU shall be cancelled and extinguished for no consideration. Upon the cancellation and extinguishment of any Restricted Common Unit pursuant to this Section 9.6.5, PubCo shall cancel and extinguish for no consideration the corresponding Acquiror Class B Earnout RSR or Acquiror Class B PMEL RSR on a one-for-one basis, without the consent of the applicable holder thereof.

9.6.6

U.S. Tax Treatment The parties hereto intend that, for U.S. federal income tax purposes, (i) the Restricted Common Units received by the Continuing Partners in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (ii) no such Partner be treated as having taxable income or gain as a result of such receipt of such Restricted Common Units or as a result of holding any such Restricted Common Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 7.4.10) and the Partnership shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 10

TRANSFER RESTRICTIONS

10.1	Transfers of Units

10.1.1

Restriction on Transfers Except as otherwise agreed to in writing between the General Partner and the applicable Partner and reflected in the books and records of the Partnership or as otherwise provided in this Section 10, but without limiting the Lock-Up Agreement, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s sole discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Partner Transfers all or a portion of its Common Units to a Transferee in compliance with this Agreement, the Partner shall transfer to such Transferee an equal number of Class B Common Shares.

10.1.2

Lock-Up Period Each Partner hereby agrees and covenants that such Partner will not, during the Lock-Up Period, Transfer any Units in the Partnership or any equity interests of PubCo (including any Class A Common Shares or Class B Common Shares) received or retained as consideration under the Business Combination Agreement, including any securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Business Combination Agreement (collectively, the “Restricted Securities”) (a “Prohibited Transfer”) except to the extent provided in Section 10.1.5 or any applicable restrictions on Transfer are waived in accordance with the Lock-Up Agreement. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Partnership and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 10.1.2, the Partnership and PubCo may impose stop-transfer instructions with respect to the Restricted Securities of each Partner until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 10.1.

10.1.3

End of Lock-Up Period Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner that is a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo (if any)) may Transfer all or any portion of its Common Units in a Transfer that complies with Section 10.5, without the consent of the General Partner or any other Person.

10.1.4

Exchange Transactions Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that, in the case of any Partner other than a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of the PubCo (if any)), such Exchange Transactions shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time and advise the Partners of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.

10.1.5

Family Group and Affiliate Transfers Notwithstanding anything otherwise to the contrary in this Section 10.1, but subject to the limitations set forth herein and compliance with, and to the extent otherwise permitted by, the Lock-Up Agreement, an individual Partner may Transfer all or any portion of his, her or its Restricted Securities without consideration to (i) any member of his or her Family Group or (ii) any Affiliate of such Partner (including any direct or indirect partner, shareholder, equityholder of such Partner or any Affiliated investment fund or vehicle of such Partner or such Partner’s direct or indirect partners, shareholders or equityholders), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Partnership and (iii) to a trust solely for the benefit of such Partner and such Partner’s Family Group (or a re-Transfer of such Restricted Securities by such trust back to such Partner upon the revocation of any such trust) or pursuant to the applicable Laws of descent or distribution among such Partner’s Family Group, in each case, in a Transfer that complies with Section 10.5 (each of clauses (i)-(iii), an “Exempt Transfer”); provided that, (x) the restrictions contained in this Section 10 shall apply to an Exempt Transfer and (y) the restrictions contained in this Agreement will continue to apply to the Restricted Securities after any Exempt Transfer and each Transferee of Restricted Securities shall agree in writing, by entering into an appropriate supplemental agreement in such form and terms as the General Partner may reasonably specify, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Restricted Securities, the transferor will deliver written notice to the Partnership, which notice will disclose in reasonable detail the identity of such Transferee(s) and shall include an executed original counterpart of this Agreement in a form acceptable to the General Partner. Notwithstanding the foregoing and any other term in this Agreement, (a) notice of such an Exempt Transfer shall be forthwith advertised in Iris Oifigiúil as so required by the Act, and until notice of such transfer is so advertised, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect, and (b) no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more Transferees and then disposing of all or any portion of such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee. Without limiting the Lock-Up Agreement, the General Partner may implement other policies and procedures to permit the Transfer of Restricted Securities by the Partners for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the General Partner.

10.1.6

Purported Transfers Void Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio, and the Partnership will not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

10.2

Mandatory Exchanges The Partnership may, with the approval of the board of the General Partner, at any time and from time to time, without the consent of any Partner or other Person, cause to be Transferred to PubCo in an Exchange Transaction any and all Units, except for Units held by any Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) (a “Mandatory Exchange”); provided that, if at any time after the expiration of the Lock-Up Period:

(a) (x) the General Partner is not a wholly-owned Subsidiary of PubCo or (y) for any other reason the Partnership’s nationally recognized tax advisors are unable to render an opinion to the Partnership at least at a “more likely than not” level of comfort that a wholly-owned Subsidiary of PubCo constitutes a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1),

(b) the Partnership has more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), and

(c) there are not binding agreements by and among Partners and the Partnership and/or its assignees to sell Units in a manner that will not cause the Partnership to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code pursuant to one or more closings that will occur no later than seventy-five (75) days of expiration of the Lock-Up Period and that would cause the Partnership to have seventy-five (75) or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to the Partnership or one or more purchasers approved by the Partnership), then the Partnership shall promptly, and in any event within seventy-five (75) days of the expiration of the Lock-Up Period, cause a Mandatory Exchange to be effected with respect to a number of Partners holding less than 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) sufficient to cause the Partnership to have no more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of such Mandatory Exchange. Any Mandatory Exchange need not be uniform and may be made by the Partnership and PubCo selectively among Partners, whether or not such Partners are similarly situated; provided that, in the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board that would result in PubCo undergoing a Change of Control, then the General Partner shall require, and each Partner shall be deemed to effect, an Exchange Transaction with respect to any and all Units held by all Partners conditioned upon, and subject to, the consummation of such PubCo Offer or Change of Control, in each case, to the extent that such Partner has not effected an Exchange Transaction with respect to all of its Units prior to the consummation of such transaction.

10.3	Approved Qualified Transaction

10.3.1

Drag-Along Right In the event that the General Partner and the holders of a majority of the voting power of all outstanding capital stock of PubCo entitled to vote thereon approve a Qualified Transaction (the “Approved Qualified Transaction”), each other Partner (each, a “Required Partner”) agrees to Transfer all of such Required Partner’s Units in connection with such Approved Qualified Transaction (the “Drag-Along Right”) for an amount of consideration per Unit and corresponding Class B Common Share equal (before taking into account any rights such Required Partner may have under the Tax Receivable Agreement) to the amount of consideration to be received per Class A Common Share by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the Class A Common Shares in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units and corresponding Class B Common Shares rather than Class A Common Shares will be Transferred in the first instance by such Partner. Any Transfer effected in connection with the Drag-Along Right shall be structured in the sole discretion of the General Partner and, without limitation to any other structure, the General Partner will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Partners to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination; provided that, without limiting the generality of this sentence, the General Partner will use its reasonable best efforts expeditiously and in good faith to ensure that such Partners may participate in each such Approved Qualified Transaction without being required to have their Common Units and Class B Common Shares redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

10.3.2

Drag-Along Notice PubCo shall send written notice (the “Drag-Along Notice”) to the Partnership and the Required Partners at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Partners will be required to sell all (but not less than all) of their Units in such sale, and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of Transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, PubCo shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Partner shall thereafter be obligated to sell their Units and corresponding Class B Common Shares on the terms set forth in the Drag-Along Notice.

10.3.3

Obligation of Required Partners to Sell Upon receipt of a Drag-Along Notice, each Required Partner receiving such notice shall be obligated to sell all of its Units and corresponding Class B Common Shares in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 10.3, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or Class B Common Shares, as applicable, as requested by the General Partner in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Shares with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units or Class B Common Shares, as applicable, rather than Class A Common Shares will be transferred by such Required Partner. The General Partner and each Required Partner shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

10.4	Encumbrances

No Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion (but without limiting the Lock-Up Agreement). Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

10.5	Further Restrictions.

10.5.1

Terms for New Issuances Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Partnership or PubCo (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the General Partner and the applicable Partner and reflected in the books and records of the Partnership. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

10.5.2

Prohibitions on Transfer Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than, in each case, in accordance with the Exchange Agreement) be made by any Partner or Assignee if the General Partner determines that:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) except pursuant to an Exchange Transaction, such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities Laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities Laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

(c) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner or PubCo to become a fiduciary with respect to any existing or contemplated Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(d) would result in a breach of Section 2.12;

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion; provided that, no such legal and/or tax opinions shall be required for a Transfer by a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any));

(f) such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership;

(g) the General Partner shall reasonably determine that such Transfer would pose a material risk that the Partnership would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 10.5 shall be made by the General Partner in its sole discretion; provided, however, that all such determinations with respect to a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any)) shall be made by the General Partner exercising its reasonable discretion.

10.5.3

Treasury Regulation, Code and Partner Restrictions In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall reasonably determine that interests in the Partnership do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3) in a taxable year, provided that, for such purpose, the Partnership and the General Partner shall assume that each Continuing Partner is treated as a single “partner” within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), in no event may any Transfer or assignment of Units by any Partner be made if such Transfer would (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or successor provision of the Code or to be treated as an association taxable as a corporation pursuant to the Code. For the avoidance of doubt, any Transfer that constitutes a

“block transfer” within the meaning of Treasury Regulation Section 1.7704-1(e)(2) shall not be considered to be (i) effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership.” Notwithstanding anything contrary in this Agreement, in no event may any Transfer, assignment of Units, or other transfer of beneficial entitlement to Units by any Partner be made if such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership.

10.5.4

Timing of Permitted Transfers Transfers of Units (other than pursuant to an Exchange Transaction) that are otherwise permitted by this Section 10 may only be made effective as of the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

10.5.5

Void Transfers To the fullest extent permitted by law, any Transfer in violation of this Section 10 (including the final sentence of Section 10.5.3) shall be deemed null and void ab initio and of no effect.

10.5.6

Notice of the Transfer Notwithstanding any other term in this Agreement, notice of any Transfer shall be forthwith set out in Iris Oifigiúil as so required by the Act, and until notice of such Transfer is so made, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect.

10.5.7	Lock-Up Agreement Notwithstanding any other term in this Agreement, nothing in this Agreement shall limit a Partner’s obligations pursuant to the Lock-Up Agreement.

10.6	Admissions, Resignations and Removals

10.6.1

No Partner will be removed or entitled to resign from being a Partner of the Partnership except in accordance with this Section 10.6 and Section 10.7 hereof. No Person may be admitted to the Partnership as an additional general partner or substitute general partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent general partner, in each case in the sole discretion of each incumbent general partner. Any additional General Partner or substitute partners of the General Partner shall be admitted as a general partner of the Partnership by executing and delivering to the existing General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time, and thereafter shall be authorized to, and shall, continue the Partnership without dissolution. Except as otherwise provided in Section 10 or the Act, no admission, substitution, resignation or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

10.6.2

It is agreed that ProKidney GP Ireland Limited shall resign as general partner of the Partnership as and from the admission of ProKidney Corp. GP Limited to the Partnership, which admission shall take effect upon the Closing on the Effective Date. ProKidney GP Ireland Limited, as its final act as general partner of the Partnership immediately prior to the Closing, hereby approves the Post-Recapitalization Unit Issuance, if any such Post-Recapitalization Unit Issuance occurs pursuant to the Business Combination Agreement.

10.7	Admission of Assignees as Substitute Limited Partners

10.7.1	Conditions for Admission as Limited Partner A proposed assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including copies of any instruments of Transfer, a notarised and apostilled copy (in English) of such assignee’s governing documents (if the Assignee is not a natural person) and such Assignee’s consent to be bound by this Agreement as a substitute Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law;

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Partnership);

(e) notice of the Transfer is set out in Iris Oifigiúil as so required by the Act; and

(f) other than where the assignee is a Permitted Transferee of PubCo and such Transfer occurs after the expiration of the Lock-Up Period, the assignee enters into a written agreement with the Partnership and PubCo agreeing to be bound by the transfer restrictions in section 2 of the Lock-Up Agreement.

10.8

Resignation and Removal of Partners Subject to Section 10.6, if a Partner ceases to hold any Units, then such Partner shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner of the Partnership, and shall be deemed to have resigned from the Partnership.

10.9

Withholding In the event any Transfer is permitted pursuant to this Section 10, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Sections 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

10.10

Allocations in Respect of Transferred Units. With regard to PubCo’s acquisition of the New Company Common Units (as defined in the Business Combination Agreement), Profits or Losses shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder. If during any taxable year there is any other change in any Partner’s Units in the Partnership, the General Partner shall consult in good faith with the Continuing Partner Representative and the tax advisors to the Partnership and allocate the Profits or Losses to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder and that is selected by the General Partner (with the prior written consent of the Requisite Continuing Partners, not to be unreasonably withheld, conditioned or delayed); provided that, the Requisite Continuing Partners shall not have the consent right described in this Section 10.10 in the event that the Continuing Partners collectively own less than 10% of the Units.

SECTION 11

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

11.1

No dissolution The Partnership shall not be dissolved by the admission of additional Partners or resignation of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Section 11.

11.2	Dissolution The Partnership will be dissolved and its affairs wound up on the happening of any of the following events:

(a) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(b) the written consent of all Partners; or

(c) the General Partner resolves to dissolve the Partnership in its reasonable discretion and with the consent of PubCo; provided that, in the event of a dissolution pursuant to this clause (c), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to Distributions made to Partners pursuant to Section 11.4 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

11.3

Effectiveness of Dissolution Dissolution of the Partnership shall be effective on the day on which the event described in Section 11.2 occurs, but the Partnership shall not terminate until the winding up of the Partnership has been completed, and the assets of the Partnership have been distributed as provided in Sections 11.4.3 and 11.5.

11.4	Liquidation If the Partnership is dissolved pursuant to Section 11.2, the Partnership shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

11.4.1

Liquidator. The General Partner, or, if the General Partner is unable to do so, a Person selected by the General Partner, shall act as liquidator to wind up the Partnership (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner.

11.4.2

Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

11.4.3	Distribution of Proceeds. The Liquidator shall liquidate the assets of the Partnership and Distribute the proceeds of such liquidation in the following order of priority:

(a) first, to the payment of all of the Partnership’s debts and liabilities to its creditors (save for amounts owed to Partners, including Advances) and the expenses of liquidation;

(b) second, to the payment to the Partners of any debts (and any accrued interest thereon), other than Advances, owed by the Partnership to such Partners; and

(c) third, to the payment to the Partners pro rata based on the number of Participating Units then held by each Partner, and such payments to each Partner shall be applied with respect to such Partner first in reducing the balance of any Advances (if any) owing to that Partner, next in repaying the capital contributed by that Partner, and thereafter as a distribution of surplus to that Partner.

11.5

Time for Liquidation A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon such liquidation. Notwithstanding the provisions of Section 11.4, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 11.4.3, the Liquidation Agent may, in its sole discretion, distribute to the Partners, in lieu of cash, either (i) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 11.4.3, (ii) as tenants in common and in accordance with the provisions of Section 11.4.3, undivided interests in all or any portion of such Partnership assets or (iii) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 7. The Liquidator shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Section 13.

11.6

Termination Upon completion of the Distribution of the assets of the Partnership as provided in Section 11.4.3(c) hereof, the Partnership shall be terminated and the Liquidator shall take such other actions as may be necessary to terminate the Partnership.

11.7

Survival of Rights, Duties and Obligations Dissolution, liquidation, winding up or termination of the Partnership for any reason shall not release any party from any Losses which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Partner’s right to indemnification pursuant to Section 12.

11.8

Recourse for Claims Each Partner shall look solely to the assets of the Partnership for all Distributions with respect to the Partnership, such Partner’s Capital Account, and such Partner’s share of Profit or Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner, the Liquidator or any other Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Partnership.

11.9	Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 7.6, 12.1, 12.2, and 14.10 shall survive the termination of the Partnership.

SECTION 12

LIABILITY AND INDEMNIFICATION

12.1	Limitation of Liability

12.1.1

To the extent permissible by law, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Partnership are, to the extent permissible by law, only as expressly set forth in this Agreement. To the extent permissible by law, the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

12.1.2

To the fullest extent permitted by law, no Partner or Continuing Partner Representative shall have duties (including fiduciary duties) to any of the Partners or to the Partnership, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement; provided, however, that each Partner shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

12.1.3

To the extent that, at law or in equity, any Partner (including PubCo) or the Continuing Partner Representative has any duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, none of the Partners (including PubCo) or the Continuing Partner Representative acting under this Agreement will, to the extent permitted by law, be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including PubCo) or Continuing Partner Representative otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners or Continuing Partner Representative relating thereto (including PubCo).

12.1.4

The General Partner may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such Person as to matters the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

12.1.5

For the purposes of this Section 12.1.5, a “Business Opportunities Exempt Party” shall be (a) any Partner that is not a director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (b) any of their respective Affiliates (other than the Partnership, PubCo or any of their respective Subsidiaries), (c) any Person that was a Partner immediately before the Effective Time or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, Partners, and partners of any of the foregoing (but in each case excluding any director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries solely acting in their capacity as such). The Partnership and each of the Partners, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Partnership in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 12.1.5. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Partnership and none of PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 12.1.5 shall not apply to, and no interest or expectancy of the Partnership is renounced with respect to, any opportunity offered to any director or officer of PubCo or its Subsidiaries if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of PubCo or its Subsidiaries. No amendment or repeal of this Section 12.1.5 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 12.1.5. Neither the amendment or repeal of this Section 12.1.5, nor the adoption of any provision of this Agreement inconsistent with this Section 12.1.5, shall eliminate or reduce the effect of this Section 12.1.5 in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 12.1.5, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 12.1.5 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

12.2	Indemnification.

12.2.1

Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Partner for any act or omission in relation to the Partnership or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner, and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

12.2.2

Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 12.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.

12.2.3

Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 12.2 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

12.2.4	Insurance.

(i)

To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any Person described in Section 12.2.1 against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 12.2 or otherwise.

(ii)

In the event of any payment by the Partnership under this Section 12.2, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii)

The Partnership shall not be liable under this Section 12.2 to make any payment of amounts otherwise indemnifiable hereunder (including judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 12.2 or any insurance policy, contract, agreement or otherwise.

12.2.5

Non-Exclusivity of Rights. The provisions of this Section 12.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 12.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 12.2 (or legal representative thereof) who serves in such capacity at any time while this Section 12.2 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 12.2 shall be found to be invalid or limited in application by reason of any Law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 12.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 12.2.1 shall be made to the fullest extent permitted by law.

12.2.6

For purposes of this Section 12.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the General Partner (if engaged by the General Partner in its capacity as general partner of the Partnership) or as an employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

12.2.7

This Section 12.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 12.2.1.

12.3	Survival. The provisions of this Section 12 shall survive the dissolution, liquidation, winding up and termination of the Partnership.

SECTION 13

VALUATION

13.1

Fair Market Value For all purposes of this Agreement, “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the General Partner (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale).

13.2

Determination Fair Market Value shall be determined by the General Partner (or, if pursuant to Section 11.4, the Liquidator) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent; provided that, no determination of Fair Market Value shall give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or is not registered with the Commission, publicly traded or listed on a securities exchange), but shall value the Partnership and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.

SECTION 14

GENERAL PROVISIONS

14.1

Notices All notices, requests, claims, demands and other communications hereunder (“Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.1):

If to the General Partner:

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention: Tim Bertram

Email: Tim.Bertram@prokidney.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Lee Hochbaum, Richard Truesdell

Email: lee.hochbaum@davispolk.com, richard.truesdell@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Stuart Leblang

Jonathan Pavlich

Email: sleblang@akingump.com

jpavlich@akingump.com

If to PubCo:

2000 Frontis Plaza Blvd., Suite 250

Winston-Salem, NC 27103

Attention: Tim Bertram

Email: Tim.Bertram@prokidney.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Lee Hochbaum, Richard Truesdell

Email: lee.hochbaum@davispolk.com, richard.truesdell@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

If to any Limited Partner (other than PubCo):

to such Partner at the address of such Partner as set forth in Schedule 1 hereto;

or to such other address or addresses as the applicable Partner may designate to the other Partners by like notice as hereinabove set forth. Email addresses are listed for the convenience, but shall not be sufficient to constitute notice under this Agreement unless a confirmation copy of such notice is delivered (a) personally (with signed confirmation of receipt), or (b) by Federal Express or other overnight mail (with signed confirmation of receipt).

All Notices shall be in writing and shall be deemed to have been given: (i) upon delivery, if by hand; or (ii) on the delivery date as recorded by the delivery service, if sent by Federal Express or other overnight mail.

14.2

Cumulative Remedies The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

14.3

Binding Effect This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

14.4

Interpretation Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this

Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

14.5

Severability If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.6

Headings The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.7

Counterparts This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.7.

14.8	Further Assurances Each Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.9

Entire Agreement This Agreement and the agreements referred to herein (including the Lock-Up Agreement) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including the Existing Partnership Agreement).

14.10

Governing Law and Jurisdiction Notwithstanding the place where this Agreement may be executed by any of the parties thereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed in accordance with the laws of the Ireland. The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, each party submits to the non-exclusive jurisdiction of such courts.

14.11

Expenses Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by the Partners and the Partnership in connection with the preparation and negotiation of this Agreement.

14.12	Amendments and Waivers

14.12.1

Amendments by General Partner with Approval of PubCo This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner with the approval of PubCo (with the approval of a majority of the disinterested members of the PubCo Board) and without the approval of any other Partner or other Person so long as such amendment is executed and delivered to the Partnership by PubCo and has been approved by the General Partner and each of the Limited Partners (other than PubCo) hereby appoints the General Partner as its lawful attorney for the purposes of executing and delivering such amendment on its behalf; provided that, no amendment, including any amendment effected by way of merger, consolidation or Transfer of all or substantially all the assets of the Partnership, may (i) materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided that, the creation or issuance of any new Unit or Equity Interest of the Partnership permitted pursuant to Section 9.5 and any amendments or modifications to Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Partner or remove a right or privilege specifically granted to a Partner in any event; (ii) modify the limited liability of any Partner, or increase the Liabilities of any Partner, in each case, without the prior written consent of each such affected Partner; or (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of the holders of a majority of such Units.

14.12.2

Amendments by General Partner Without Approval of Other Persons Notwithstanding anything to the contrary herein, the General Partner may, without the written consent of any Partner, amend, supplement, waive or modify any provision of this Agreement, including Schedule I, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 9.1 hereof;

(b) the admission, substitution, or withdrawal of Partners in accordance with this Agreement, pursuant to Sections 10.6 and 10.7 hereof;

(c) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership (whether to a location in Ireland or outside Ireland);

(d) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation or Irish tax regulations, legislation or interpretation; and/or

(e) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which Distributions are to be made by the Partnership.

If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Partners shall be deemed a party to and bound by such amendment.

14.12.3

Failure to Act not a Waiving of Rights No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14.12.4

Waiving of Certain Rights Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

14.13

No Third Party Beneficiaries This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 12.2 hereof).

14.14

Power of Attorney Each Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all certificates and other instruments (including consents and ratifications which the Partners have agreed to provide upon a matter receiving the agreed support of Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to continue as a limited partnership wherein the Partners have limited liability in each jurisdiction where the Partnership may be doing business; (c) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Partners or substituted Partners pursuant to the provisions of this Agreement; (d) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership in accordance with this Agreement; and (e) all assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

14.15

Separate Agreements; Schedules Notwithstanding any other provision of this Agreement, including Section 14.12, the General Partner in its sole discretion may, or may cause the Partnership to, without the approval of any Partner or other Person, enter into separate subscription, letter or other agreements with individual Partners that have become or will become Partners after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Partner(s) party thereto notwithstanding the provisions of this

Agreement. The General Partner in its sole discretion may from time to time execute and deliver to the Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Tax Receivable Agreement, the Exchange Agreement and any other separate agreement described in this Section 14.15 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

14.16

Delivery by Facsimile or Email This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defence to the formation or enforceability of a contract, and each such party forever waives any such defence.

14.17

Registration of changes in the Partnership The General Partner shall ensure that all necessary returns (other than tax returns under Section 8.2), filings and registrations required to be made by or on behalf of the Partnership are made in the manner and time required by the Act and the other Partners agree to complete or provide the necessary information to the General Partner required to complete such returns, filings and registrations in the manner and time required by the Act and, otherwise, to provide such assistance as may reasonably be required by the General Partner in that regard. Notwithstanding any other provision of this Agreement, to the extent required by the Act, if any change is made or occurs in (a) the name of the Partnership, (b) the general nature of the business of the Partnership, (c) the principal place of business of the Partnership, (d) the Partners or the name of any Partner, (e) the term or character of the Partnership, (f) the sum contributed by any Limited Partner or (g) the liability of any Partner by reason of its becoming a limited instead of a general partner under the Act or a general instead of a limited partner under the Act, such change shall only take effect from the date a statement of the change, signed by, or on behalf of, the General Partner, is sent to the Irish Companies Registration Office as required by the Act.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as a deed on the date and year first above written.

Schedule

Part 1

NAMES AND DATE OF ADMISSION OF LIMITED PARTNERS

Name	Date of Admission
Tolerantia, LLC	5 August 2021
Control Empresarial de Capitales, S.A de C.V	5 August 2021
ProKidney Management Equity LLC	5 August 2021
ProKidney Corp. (formerly known as Social Capital Suvretta Holdings Corp. III)	11 July 2022

Part 2

PARTNER ADDRESSES, UNITS AND CAPITAL CONTRIBUTIONS OF PROKIDNEY LP

Name and Address of Partner	Number of Common Units	Number of Restricted Common Units	Capital Contribution

Limited Partners

Tolerantia, LLC Address: 110 East 59th Street, Suite 3300 New York, NY 10022, United States	94,677,968	3,500,000 Series 1 RCUs 3,500,000 Series 2 RCUs 3,500,000 Series 3 RCUs

$ 141,900,000 (representing an in-kind Capital Contribution of 93,900,000 Class A Units in ProKidney LLC, a subsequent cash contribution of $18 million and on 11 July 2022, a further cash contribution of $30,000,000)

of which:

    $14,190 is an Equity Contribution

    and $141,885,810 is an Advance

Control Empresarial de Capitales, S.A. de C.V. Address: Paseo de las Palmas 781, 3rd floor Lomas de Chapultepec III Sección Alcaldía Miguel Hidalgo, C.P.11000, Mexico City, Mexico	63,118,645	2,333,333 Series 1 RCUs 2,333,333 Series 2 RCUs 2,333,333 Series 3 RCUs

$94,600,000 (representing an in-kind Capital Contribution of 62,600,000 Class A Units in ProKidney LLC, a subsequent cash contribution of $12 million and on 11 July 2022, a further cash contribution of $20,000,000)

of which:

    $94,600,000 is an Equity Contribution

    and nil Advances

Name and Address of Partner	Number of Common Units	Number of Restricted Common Units	Capital Contribution

ProKidney Management Equity LLC Address: 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda	12,927,348	9,276,039 PMEL RCUs

$6,050,001.41 ($1 of which represents an in-kind Capital Contribution of 7,767,122 Class B Units in ProKidney LLC, $5,550,000 of which represents a cash contribution made on or about 17 January 2022 allocable to the issuance of the Class B-1 Units as of the Effective Date and $500,000.41 of which represents a cash contribution made on or about 1 June 2022 allocable to the issuance of the Class B-1 Units as of 1 June 2022)

of which:

    $606 is an Equity Contribution

and $6,049,395.41 is an Advance

ProKidney Corp. (formerly known as Social Capital Suvretta Holdings Corp. III) Admitted as a Limited Partner upon the Closing. Address: 317 University Avenue, Suite 200, Palo Alto, California 94301, United States	61,540,231	Nil

$497,119,342.58 (representing an in-kind Capital Contribution of 170,723,961 Class B Common Shares, 9,276,039 Acquiror Class B PMEL RSRs in ProKidney Corp. and a cash contribution of $497,119,342.58)

of which:

    $49,711.93 is an Equity Contribution

    $497,069,630.65 is an Advance

General Partner

ProKidney Corp. GP Limited Address: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland	1	Nil	$1 of which: $1 is an Equity Contribution

Total	232,264,193	17,500,000 RCUs and 9,276,039 PMEL RCUs

(Signature Pages Follow)

Signed and Delivered as a Deed for and on behalf, and as the deed, of PROKIDNEY GP LIMITED by its lawfully appointed attorney Jaime Gomez Sotomayor in the presence of:	/s/ Jaime Gomez Sotomayor Jaime Gomez Sotomayor Lawfully Appointed Attorney

/s/ Erika Santiago Hernandez Witness Signature: Erika Santiago Hernandez Witness Name: [***] Witness Address: [***] Witness Occupation:

Signed and Delivered as a Deed for and on behalf, and as the deed, of PROKIDNEY CORP. GP LIMITED by its lawfully appointed attorney Jaime Gomez Sotomayor in the presence of:	/s/ Jaime Gomez Sotomayor Jaime Gomez Sotomayor Lawfully Appointed Attorney

/s/ Erika Santiago Hernandez Witness Signature: Erika Santiago Hernandez Witness Name: [***] Witness Address: [***] Witness Occupation:

[Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited

Partnership called ProKidney LP]

Executed and Delivered as a Deed by TOLERANTIA, LLC in the presence of:	/s/ Jaime Gomez Sotomayor Jaime Gomez Sotomayor Authorized Signatory

/s/ Erika Santiago Hernandez Witness Signature: Erika Santiago Hernandez Witness Name: [***] Witness Address: [***] Witness Occupation:

Executed and Delivered as a Deed by CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V. in the presence of:	/s/ Armando Ibañez Vázquez Armando Ibañez Vázquez Attorney-in-fact

/s/ Jose Ignacio Jimenez Santos Witness Signature: Jose Ignacio Jimenez Santos Witness Name: [***] Witness Address: [***] Witness Occupation:

[Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited

Partnership called ProKidney LP]

Signed and Delivered as a Deed by PROKIDNEY MANAGEMENT EQUITY LLC in the presence of:	/s/ Jaime Gomez Sotomayor Jaime Gomez Sotomayor Authorized Signatory For and on behalf of Tolerantia, LLC, in its capacity as manager of ProKidney Management Equity LLC
/s/ Erika Santiago Hernandez Witness Signature: Erika Santiago Hernandez Witness Name: [***] Witness Address: [***] Witness Occupation:

Executed and Delivered as a Deed by SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III in the presence of:	/s/ Kishan Mehta Kishan Mehta Authorized Signatory
/s/ Andrew Nathanson Witness Signature: Andrew Nathanson Witness Name: [***] Witness Address: [***] Witness Occupation:

[Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited

Partnership called ProKidney LP]